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                               LOCTITE LETTERHEAD
November 18, 1996

Dear Stockholder:

     On November 6, 1996, Henkel KGaA and its wholly owned subsidiary HC Investments, Inc. announced an unsolicited tender offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Loctite Corporation (the "Company"), including the associated common stock purchase rights, at a price per Share of $57.75 in cash (the "Offer"). After careful consideration and extensive consultation with its independent financial and legal advisors, the Special Committee of the Company's Board of Directors has unanimously voted to recommend that the Company's stockholders reject as inadequate the Offer and not tender any of their Shares pursuant to the Offer.

     The Special Committee believes that the Offer does not maximize stockholder value and, in the face of the Offer, the Special Committee has determined to seek to sell the Company at a price that fully reflects its value. The Special Committee has instructed the Company's management and its advisors to respond to third-party inquiries, contact potential buyers and take all steps to facilitate this goal.

     The Special Committee determined that the Offer is inadequate and not in the best interests of the Company's stockholders and does not fully reflect the value of the Company. In reaching its conclusions, the Special Committee considered numerous factors, in particular:

           (i) the opinion of Dillon, Read & Co. Inc. that the consideration offered is inadequate from a financial point of view;

           (ii) the state of the Company's business and prospects; and

           (iii) the failure of the Offer to reflect adequately the significant range of potential synergistic benefits in a combination of Henkel and the Company and to permit the Company's stockholders to share in those benefits.

     The members of the Special Committee and the executive officers of the Company do not intend to tender into the Offer. THE SPECIAL COMMITTEE RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS REJECT THE OFFER AND NOT TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The enclosed Schedule 14D-9 describes the Special Committee's decision to reject the Offer and contains other important information relating to its decision. We urge you to read it carefully.

     The Special Committee and I greatly appreciate your continued support and encouragement.

                                          Very truly yours,

                                          FRANDELA SIGNATURE

                                          Robert W. Fiondella
                                          Chairman of the Special Committee
                                          of the Board of Directors